-------------------------------------     ----------------------------
                       FORM 5                             OMB APPROVAL
        -------------------------------------     ----------------------------
        [ ]  CHECK THIS BOX IF NO LONGER          OMB NUMBER         3235-0362
             SUBJECT TO SECTION 16.  FORM 4       EXPIRES:  SEPTEMBER 30, 1998
             OR FORM 5 OBLIGATIONS MAY            ESTIMATED AVERAGE BURDEN
             CONTINUE.  SEE INSTRUCTION 1(b).     HOURS PER RESPONSE. . . .1.0
                        ---                       ----------------------------
        [x]  FORM 3 HOLDINGS REPORTED
        [ ]  FORM 4 TRANSACTIONS REPORTED.


                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                 ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

            FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT
           OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT
            OF 1935 OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940


        1.   Name and Address of Reporting Person

                 Jawin               Paul
             -----------------------------------------------------------------
                  (Last)               (First)                 (Middle)

                 One Executive Drive
             -----------------------------------------------------------------
                                       (Street)

               Fort Lee                   NJ                      07024
             -----------------------------------------------------------------
                (City)                 (State)                      (Zip)


        2.   Issuer Name and Ticker or Trading Symbol

             Grand Court Lifestyles, Inc.
             -----------------------------------------------------------------

        3.   IRS or Social  Security Number of Reporting Person (Voluntary)

              ----------------------------------------------------------------

        4.   Statement for Month/Year

               January 31, 1997
             -----------------------------------------------------------------

        5.   If Amendment, Date of Original (Month/Year)

             -----------------------------------------------------------------

        6.   Relationship of Reporting Person to Issuer (Check all applicable)

             ___  Director                           ___  10% Owner

             _X_  Officer (give                      ___  Other (specify
                  title below)                            below)

               Chief Financial Officer
             -----------------------------------------------------------------

        7.   Individual or Joint/Group Reporting (check applicable line)

             _X_  Form Filed by One Reporting Person

             ___  Form Filed by More than One Reporting Person

        ---------------------------------------------------------------------
              TABLE 1   NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                OR BENEFICIALLY OWNED
                                            3. Trans-    4. Securities
                                               action       Acquired (A)
        1. Title            2. Transaction
                                               Code         or Disposed of (D)
           of Security         Date
                                             (Instr. 8)     (Instr. 3, 4, and 5)
           (Instr. 3)         (Month/Day/
                                                         -----------------------
                                 Year)
                                                                    (A)
                                                                    or
                                                           Amount   (D)   Price
      ------------------- ---------------  ---------    -----------  ---   ----

      No Securities Owned                     3(FN1)
      ------------------- ---------------  ---------    -----------  ---   ----

      ------------------- ---------------  ---------    -----------  ---   ----

      ------------------- ---------------  ---------    -----------  ---   ----


      1. Title             5. Amount of       6. Ownership       7. Nature of
         of Security          Securities         Form:              Indirect
                              Beneficially       Direct (D) or      Beneficial
         (Instr. 3)           Owned at End       Indirect (I)       Ownership
                              of Issuer's
                              Fiscal Year         (Instr. 4)        (Instr. 4)

                            (Instr. 3 and 4)

      -------------------  ------------------ -----------------  --------------

      -------------------  ------------------ -----------------  ---------------

      -------------------  ------------------ -----------------  ---------------

      -------------------  ------------------ -----------------  ---------------


      Reminder: Report on a separate line for each class of securities
                beneficially owned directly or indirectly.               (Over)


                               (Print or Type Responses)        SEC 2270 (7-96)

      * If the form is filed by more than one reporting person, see instructions 4(b)(v).

      ---------------------------------------------------------------------
               TABLE II   DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
      ----------------------------------------------------------------------
      1. Title of                 2. Conversion or    3. Transaction 4. Trans-
         Derivative Security         Exercise Price      Date           action
               (Instr. 3)            of Derivative     (Month/Day/      Code
                                     Security             Year)       (Instr. 8)
      --------------------------  ------------------  -------------  -----------

      -------------------------   ------------------- -------------  -----------

      --------------------------  ------------------- -------------  ----------

      -------------------------   ------------------  -------------  -----------


      1. Title of              5. Number of          6. Date Exer-
         Derivative               Deriv-                cisable and
         Security                 ative                 Expiration
                                  Securities            Date
         (Instr. 3)               Acquired (A)
                                  or
                                  Disposed of (D)
                                   (Instr. 3, 4,        (Month/Day/
                                      and 5)              Year)
                               ----------------      --------------------------
                                                     Date          Expiration
                                 (A)       (D)       Exercisable   Date
                               ------     ----       -----------    -----------
        ------------------------- --------- --------- ------------ ------------

        ------------------------- --------- --------- ------------ ------------

        ------------------------- --------- --------- ------------ ------------

        ------------------------- --------- --------- ------------ ------------

        ------------------------- --------- --------- ------------ ------------

        ------------------------- --------- --------- ------------ ------------


      1. Title of               7. Title and Amount of
         Derivative                Underlying Securities
         Security                 (Instr. 3 and 4)

         (Instr. 3)
                                ------------------------------------------

                                                                  Amount or
                                                                  Number of
                                              Title
                                                                  Shares
      ------------------------     ---------------------------    ------------

      --------------------------   ---------------------------- ---------------

      --------------------------   ---------------------------- ---------------

      --------------------------   ---------------------------- ---------------

      --------------------------   ---------------------------- ---------------


      1. Title of            8. Price of   9. Number of  10. Owner-  11. Nature
         Derivative                           Derivative     ship        of In-
         Security                 Deriv-      Securities     Form        direct
                                  ative       Benefi-        of De-      Bene-
         (Instr. 3)             Security      cially         rivative    ficial
                                              Owned          Secu-       Owner-
                                (Instr. 5)    at End         rity:       ship
                                              of Year        Direct
                                                             (D) or   Instr. 4)
                                              (Instr. 4)     Indi-
                                                             rect (I)

                                                          (Instr. 4)
      ---------------- ------------------- -------------- ------------- -------

      ---------------- ------------------- -------------- ------------- -------

      ---------------- ------------------- -------------- ------------- -------

      ---------------- ------------------- -------------- ------------- -------

      ---------------- ------------------- -------------- ------------- -------

      ---------------- ------------------- -------------- ------------- -------


      EXPLANATION OF RESPONSES:

      (FN1) The issuer's Registration Statement on Form 8-A in respect of its Common Stock became effective on October 22, 1996.

                               /s/ Paul Jawin                      3/21/97
                               --------------------------------   ------------
                               **SIGNATURE OF REPORTING PERSON            DATE

      ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

      Note: File three copies of this Form, one of which must be manually signed.
             If spaced provided is insufficient, see Instruction 6 for procedure.


      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                         Page 2
                                                                 SEC 2270(7-96)